As filed with the Securities and Exchange Commission on January 22, 2025
No. 333-278105
No. 333-270748
No. 333-263857
No. 333-254865
No. 333-237510
No. 333-230773
No. 333-224501

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-278105
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270748
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263857
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254865
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237510
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230773
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-224501
UNDER
THE SECURITIES ACT OF 1933

Smartsheet Inc.
(Exact name of registrant as specified in its charter)

Washington	20-2954357
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer Identification Number)
500 108th Ave NE, Suite 200
Bellevue, WA 98004
(844) 324-2360
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SMARTSHEET INC. 2018 EQUITY INCENTIVE PLAN
SMARTSHEET INC. 2018 EMPLOYEE STOCK PURCHASE PLAN
SMARTSHEET INC. 2015 EQUITY INCENTIVE PLAN
SMARTSHEET INC. 2005 STOCK OPTION / RESTRICTED STOCK PLAN
(Full title of the plans)

Mark P. Mader
President and Chief Executive Officer
Smartsheet Inc.
500 108th Ave NE, Suite 200
Bellevue, WA 98004
(844) 324-2360
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES
These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Smartsheet Inc., a Delaware corporation (“Smartsheet”), on Form S-8 (collectively, the “Registration Statements”).
•Registration No. 333-278105, filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 20, 2024, covering (i) an aggregate of  6,844,200 additional shares of Class A Common Stock issuable under the Smartsheet Inc. 2018 Equity Incentive Plan (“2018 EIP”) and (ii) an aggregate of 1,368,840 additional shares of Class A Common Stock issuable under the Smartsheet Inc. 2018 Employee Stock Purchase Plan (“2018 ESPP”).
•Registration No. 333-270748, filed with the Commission on March 22, 2023, covering (i) an aggregate of 6,592,251 additional shares of Class A Common Stock issuable under the Smartsheet Inc. 2018 EIP and (ii) an aggregate of 1,318,450 additional shares of Common Stock issuable under the Smartsheet Inc. 2018 ESPP.
•Registration No. 333-263857, filed with the Commission on March 25, 2022, covering (i) an aggregate of 6,390,477 additional shares of Class A Common Stock issuable under the Smartsheet Inc. 2018 EIP and (ii) 1,278,096 additional shares of Class A Common Stock issuable under the Smartsheet Inc. 2018 ESPP.
•Registration No. 333-254865, filed with the Commission on March 30, 2021, covering (i) an aggregate of 6,163,646 additional shares of Class A Common Stock issuable under the Smartsheet Inc. 2018 EIP and (ii) an aggregate of 1,232,730 additional shares of Class A Common Stock issuable under the Smartsheet. Inc. 2018 ESPP.
•Registration No. 333-237510, filed with the Commission on March 31, 2020, covering (i) an aggregate of 5,909,708 additional shares of Class A Common Stock issuable under the Smartsheet Inc. 2018 EIP and (ii) an aggregate of 1,181,942 additional shares of Class A Common Stock issuable under the 2018 ESPP.
•Registration No. 333-230773, filed with the Commission on April 8, 2019, covering (i) an aggregate of 5,248,572 additional shares of Class A Common Stock issuable under the Smartsheet Inc. 2018 EIP and (ii) an aggregate of 1,049,714 additional shares of Class A Common Stock issuable under the Smartsheet Inc. 2018 ESPP.
•Registration No. 333-224501, filed with the Commission on April 27, 2018, covering (i) an aggregate of 8,893,987 shares of Class A Common Stock issuable under the Smartsheet Inc. 2018 EIP, (ii) an aggregate of 2,040,000 additional shares of Class A Common Stock issuable under the Smartsheet Inc. 2018 ESPP, (iii) an aggregate of 12,782,559 additional shares of Class A Common Stock issuable under the Smartsheet Inc. 2015 Equity Incentive Plan (“2015 EIP”), (iv) an aggregate of 2,350,662 shares of Class A Common Stock issuable under the Smartsheet Inc. 2005 Stock Option/ Restricted Stock Plan (“2005 SOP”), (v) an aggregate of 12,782,559 shares of Class B Common Stock issuable under the Smartsheet Inc. 2015 EIP, and (vi) an aggregate of 2,350,662 additional shares of Class B Common Stock issuable under the Smartsheet Inc. 2005 SOP.
On January 22, 2025, pursuant to that certain Agreement and Plan of Merger, dated September 24, 2024 (the “Merger Agreement”), by and among Smartsheet Inc., a Washington corporation, Einstein Parent, Inc., a Delaware Corporation (“Parent”), and Einstein Merger Sub, Inc., a Washington corporation (“Merger Sub”) and a wholly owned subsidiary of Parent, Merger Sub merged with and into Smartsheet, with Smartsheet surviving as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated in the Merger Agreement, Smartsheet has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with the undertakings made by Smartsheet in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, Smartsheet, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, on this day of January 22, 2025.*

SMARTSHEET INC.

By:	/s/ Mark P. Mader
Name: Mark P. Mader
Title: President and Chief Executive Officer
*Pursuant to Rule 478 under the Securities Act no other person is required to sign these Post-Effective Amendments.